UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM 12b-25

                    Commission File Number - 0-20598

                      NOTIFICATION OF LATE FILING

(Check One): {_} Form 10-K {_} Form 11-K {_} Form 20-F {x} Form 10-Q
             {_} Form N-SAR

             For Period Ended: September 30, 2000

             {_} Transition Report on Form 10-K
             {_} Transition Report on Form 20-F
             {_} Transition Report on Form 11-K
             {_} Transition Report on Form 10-Q
             {_} Transition Report on Form N-SAR

             For the Transition Period Ended: ----------------


Read attached instruction sheet before preparing form. Please print or type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

MONOGRAM PICTURES, INC.
______________________________________________________________________
Full Name of Registrant


E PERSONNELMANAGEMENT.COM
______________________________________________________________________
Former Name if Applicable


120 ST. CROIX AVENUE
______________________________________________________________________
Address of Principal Executive Office (Street and Number)

COCOA BEACH, FL 32931
______________________________________________________________________
City, State and Zip

PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

_____ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense; __X__ (b) The subject annual report, semi-annual report,transition report on
          Form 10-K, Form 20-F,Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
_____ (c) The accountant's statement or other exhibit required by Rule 12b-25
          (c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F,10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

Management's Discussion and Analysis of Financial Condition and Results of Operation, as related to the registrant's financial information, certain of the financial information itself, and certain aspects of the description of its current operations will not be completed in sufficient time to file the Quarterly Report on Form 10-QSB for the period ended September 30, 2000,by November 14, 2000.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

Charles Kiefner (321-799-9803)
_____________________________________
(Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). {X} Yes {_} No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? {_} Yes {x} No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

__________________________________________________________________________

                          MONOGRAM PICTURES, INC.
               (Name of Registrant as Specified in Charter)

        has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

        Date: November 15, 2000 			By:/s/	Donna Anderson
                                   							President